Exhibit 99.2

INDEPENDENT AUDITORS' REPORT

Cinedigm Corp.
New York, New York

We have audited the accompanying carve-out financial statements of GVE, A Division of Gaiam, Inc. which are comprised of the balance sheet as of December 31, 2012, and the related statements of operations, changes in parent's equity, and cash flows for the year then ended, and the related notes to the financial statements.

MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS' RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of GVE, A Division of Gaiam, Inc. as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

Denver, Colorado
December 30, 2013

GVE, A DIVISION OF GAIAM, INC.
Carve-out Balance Sheet
December 31, 2012
(in thousands)

ASSETS
Current assets:
Accounts receivable, net	$34,235
Inventory	5,035
Advances	17,252
Deferred tax assets	744
Other current assets	513
Total current assets	57,779

Property and equipment, net	14
Media library, net	1,074
Deferred tax assets	1,432
Goodwill	6,731
Other intangibles, net	5,418
Total assets	$72,448
LIABILITIES AND EQUITY
Current liabilities:
Line of credit	$16,231
Accounts payable	7,503
Participations payable	32,161
Accrued liabilities	539
Total current liabilities	56,434

Commitments and contingencies

Equity:
Parent’s equity in division	16,014
Total equity	16,014
Total liabilities and equity	$72,448

See accompanying notes to carve-out financial statements.

GVE, A DIVISION OF GAIAM, INC.
Carve-out  Statement of Operations
For the Year Ended December 31, 2012
(in thousands)

Net revenue	$46,212
Cost of goods sold	10,515
Gross profit	35,697
Expenses:
Selling and operating	25,358
General and administration	1,629
Acquisition-related costs	1,667
Total expenses	28,654
Income from operations	7,043
Interest expense	(349)
Income before income taxes	6,694
Income tax expense	2,399
Net income	$4,295

See accompanying notes to carve-out financial statements.

GVE, A DIVISION OF GAIAM, INC.
Carve-out Statement of Changes in Parent’s Equity
December 31, 2012
(in thousands)

Balance at December 31, 2011	$13,406
Net distributions to Parent	(1,687)
Net income	4,295
Balance at December 31, 2012	$16,014

See accompanying notes to carve-out financial statements.

GVE, A DIVISION OF GAIAM, INC.
Carve-out Statement of Cash Flows
For the Year Ended December 31, 2012
(in thousands)

Operating activities:
Net income	$4,295
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	4,211
Income tax expense	2,399
Share-based compensation	99
Changes in operating assets and liabilities, net of effects from an acquisition:
Accounts receivable, net	2,395
Inventory	(918)
Advances	(4,119)
Other current assets	(466)
Accounts payable	2,649
Participations payable	11,598
Accrued liabilities	(1,968)
Net cash provided by operating activities	20,175

Investing activities:
Purchase of business	(12,413)
Net cash used in investing activities	(12,413)

Financing activities:
Principal payments on debt	(18,703)
Net borrowings on revolving line of credit	16,231
Net distributions to Parent	(5,290)
Net cash used in financing activities	(7,762)
Net change in cash	—
Cash at beginning of year	—
Cash at end of year	$—

Supplemental cash flow information
Interest paid	$244

See accompanying notes to carve-out financial statements.

GVE, A DIVISION OF GAIAM, INC.
Notes to carve-out financial statements
For the Year Ended December 31, 2012

1. Organization, Nature of Operations, and Principles of Carve-Out

The accompanying carve-out financial statements represent the non-Gaiam branded entertainment media distribution division, GVE (“we”, “us”, “our” or the “Company”), of Gaiam, Inc. and its subsidiaries (“Gaiam” or our “Parent”) as though we had been operating as a separate, stand-alone business since December 31, 2011. Representing a vast range of genres, including action, comedy, urban, family, Latino, sports and stand-up comedies, we have become a favorite distribution partner for independent media studios or content producers, providing sales, marketing, and distribution services to many of the home entertainment industry’s most prestigious brands.  Gaiam was incorporated under the laws of the State of Colorado on July 7, 1988.

We were not operating as a separate legal entity within Gaiam. Accordingly, our financial statements have been prepared on a “carve-out” basis. The statements have been prepared in accordance with Regulation S-X, Article 3, General instructions to financial statements, and Staff Accounting Bulletin Topic 1-B1, Costs reflected in historical financial statements (“SAB 1-B1”). The accompanying statements include allocations of certain Gaiam expenses, such as for human resource, facility, accounting, and other services, and share-based compensation. The expense allocations have been determined on bases that Gaiam and we consider to be reasonable reflections of the utilization of services provided or the benefits received by us. The allocations and related estimates and assumptions are described more fully in Note 2. Significant Accounting Policies.

The carve-out financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and they include our accounts and those of our subsidiary.  Intercompany transactions and balances have been eliminated.

2. Significant Accounting Policies

We have evaluated events through December 30, 2013, the date the financial statements were issued, and concluded that other than the event disclosed in Note 8. Subsequent Events, no material event has occurred which either would impact the results reflected in this report or our results going forward.

Cash

We do not maintain any cash balances as all our cash generated or used is distributed to or contributed by our Parent, respectively.

Concentration of Risk

We have potential concentration of credit risk in our accounts receivable because our top customer accounted for approximately 34.0% of accounts receivable, net as of December 31, 2012. This customer is a major retailer in the United States.

We do not maintain an allowance for doubtful accounts receivable as historically our losses resulting from the inability of our customers to make required payments have been inconsequential to our financial results. If the financial condition of any of our significant customers were to deteriorate such that their ability to make payments to us was impaired, allowances could be required.

Fees resulting from distribution agreements with our largest four studios or content producers accounted for approximately 54.5% of total net revenue for 2012.

Product Returns

At December 31, 2012, we had an estimated allowance for product returns of $13.1 million that we report in accounts receivable, net at the time we recognize the original sale, with the offset for the allowance, less the portion representing our related service fee revenue, recorded to Participations payable as all product returns flow back to the media studios or content producers for which we provide media distribution services. We base the amount of the returns allowance upon historical experience and future expectations.

Inventory

Inventory consists of finished goods held for sale and is stated at lower of cost (first-in, first-out method) or market. We identify the inventory items to be written down for obsolescence based on the item’s current sales status and condition. We write down discontinued or slow moving inventories based on an estimate of the markdown to retail price needed to sell through our current stock level of the inventories. As of December 31, 2012, we estimated obsolete or slow-moving inventory to be inconsequential since most inventory is returnable to the studios or content providers.

Advances

Advances represent amounts prepaid to media studios or content producers for which we provide media distribution services and such advances are estimated to be fully recoupable at December 31, 2012 through future sales.

Media Library

Our media library asset represents the estimated fair value of our collection of purchased media rights to both video and digital titles and the capitalized cost to produce media products, all of which we market to retailers. We have presented the media library net of accumulated amortization of approximately $2.9 million at December 31, 2012, which is being amortized over the estimated useful life of the titles.

Our purchased media rights have $0.8 million of remaining unamortized costs as of December 31, 2012 that will be amortized over 24 months based on estimated relative return on investment. Amortization expense for purchased media rights for the year ended December 31, 2012 was $0.8 million. Based upon the balance of purchased media titles and rights at December 31, 2012, we expect the annual amortization expense for the next two years to approximate $0.5 million and $0.3 million, respectively.

Media library’s capitalized production consists of costs incurred to produce the media content, net of accumulated amortization, was $0.3 million at December 31, 2012. We recognize these costs, as well as participation costs, as expenses on an individual title basis equal to the ratio that the current year’s gross revenues bear to our estimate of total ultimate gross revenues from all sources to be earned over a maximum seven-year period. We state capitalized production costs at the lower of unamortized cost or estimated fair value on an individual title basis. We continually review revenue forecasts, based primarily on historical sales statistics, and revise these forecasts when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a title has an estimated fair value that is less than its unamortized cost, we recognize an impairment loss in the current period for the amount by which the unamortized cost exceeds the title’s estimated fair value.

As of December 31, 2012, we estimate that approximately $25 thousand or 7.7% of the unamortized costs for released titles will be amortized during 2013 and approximately 25.0% of the unamortized costs for released titles will be amortized within the next three years. Accumulated amortization for capitalized productions at December 31, 2012 was approximately $0.9 million. Amortization expense for capitalized productions for the year ended December 31, 2012 was $0.2 million.

Goodwill

Goodwill represents the excess of the purchase consideration over the estimated fair value of assets acquired less liabilities assumed in a business acquisition. We review goodwill for impairment annually or more frequently if impairment indicators arise. We have the option of first assessing qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the fair value of our Company is less than its carrying amount. If it is determined that the fair value of our Company is more likely than not greater than its carrying amount, then the two-step impairment test is unnecessary. If it is determined that the two-step impairment test is necessary, then for step one, we compare the estimated fair value of our Company with its carrying amount, including goodwill. If the estimated fair value of our Company exceeds its carrying amount, we consider our goodwill not impaired. If the carrying amount of our Company exceeds its estimated fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss. We use either a comparable market approach or a traditional present value method to test for potential impairment. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. Application of alternative assumptions and definitions could yield significantly different results.

Other Intangibles

Our other intangibles consist of customer related assets resulting from our acquisition of Vivendi Entertainment in 2012.

The following table represents our other intangibles subject to amortization as of December 31, 2012 (in thousands):

Customer related:
Gross carrying amount	$8,600
Accumulated amortization	(3,182)
$5,418

The amortization period is 60 months. Amortization expense for 2012 was $3.2 million. Based on our December 31, 2012 balance of other intangibles, we estimate that our amortization expense will be $2.7 million, $1.5 million, $0.9 million, $0.2 million, and $0.1 million in 2013, 2014, 2015, 2016, and 2017, respectively..

Participations Payable

Participations payable represents amounts owed to media studios or content producers for which we provide media distribution services and royalties owed under licensing arrangements. We identify and record as a reduction to Participations payable any advertising expenses that are to be reimbursed to us by the media studios or content producers.  Advertising costs of $0.2 million that that were not reimbursed by the media studios or content producers were charged to expense as incurred during 2012 and reported in Selling and operating expenses on our Carve-Out Statement of Operations for the Year Ended December 31, 2012.

Income Taxes

For financial reporting purposes, we calculated income tax expense and deferred income tax balances as if we were a separate entity and had prepared our own separate tax return. We provide for income taxes pursuant to the liability method. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using current enacted income tax rates and regulations. These differences will result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively. Considerable judgment is required in determining when these events may occur and whether recovery of an asset is more likely than not. We expect our deferred tax assets to be fully recoverable through the reversal of taxable temporary differences in future years as a result of normal business activities.  Our current income tax assets or liabilities were recorded as distributions to or contributions from our Parent, respectively.  Our effective tax rate remains fairly consistent.

Revenues

Revenue consists of media distribution services fees based on the gross amounts billed to our customers less the amounts owed to the media studios or content producers under distribution agreements, and gross media sales of owned or licensed content.  We recognize revenue when the following four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured.

Allocation of Costs

Gaiam, our Parent, provides us human resources, facility, accounting, and other services. Also, certain of our employees have been granted options under our Gaiam’s 1999 and 2009 Long-Term Incentive Plans. Our accompanying financial statements include an estimated allocation of these expenses. The allocation method varies based on the type of expense and is generally based on either proportionate revenue, efforts expanded, number of employees, space occupied, or benefits realized. We believe the allocation methodologies used are reasonable, have been consistently applied, and result in an appropriate allocation of costs incurred by Gaiam on our behalf. However, these allocations may not be indicative of the cost of future services. Gaiam allocated $2.3 million of costs to us during the year ended December 31, 2012.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although we base these estimates on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates.

3. Mergers and Acquisitions

On March 28, 2012, Gaiam obtained 100% of the voting equity interests of VE Newco, LLC (“Vivendi”), a subsidiary comprised of the former Vivendi Entertainment division of Universal Music Group Distribution, Corp. (“UMG”), pursuant to a Purchase Agreement dated March 6, 2012, as amended, between UMG and our Parent. Vivendi was immediately contributed by our Parent to us.

The total consideration transferred was $31.1 million and was comprised of $12.4 million in cash and a $18.7 million non-interest bearing, 90 day promissory note (“Note”) representing the carrying value of Vivendi’s working capital. Under the terms of the Note and other related Vivendi acquisition agreements, UMG collected the pre-closing accounts receivable of Vivendi for a 90 day period following the closing date of the acquisition and applied those collections to the Note, with any excess remitted to Vivendi. By mid-June 2012, UMG had collected enough funds from Vivendi’s pre-closing accounts receivable to fully satisfy the Note. The consideration excluded $1.7 million of expenses that were reported as acquisition-related costs in our carve-out statement of operations for the year ended December 31, 2012. The acquisition also effectively settled a preexisting media distribution relationship between Vivendi and us, resulting in the elimination upon acquisition of certain accounts receivable, participations payable and inventory balances.

Vivendi, with its exclusive distribution rights agreements with large independent media studios and content providers, distributes entertainment content through home video, digital and television distribution channels. We acquired Vivendi, with its distribution rights to over 3,000 media titles, to materially strengthen our existing media distribution services platform and enhance our digital relationships. With the combined scale of Vivendi’s and our existing distribution operations, we expect to realize significant operational and financial synergies, including reduced third-party distribution costs and lower post-production and digital distribution costs, which are projected to increase our gross margins. These anticipated strategic benefits are the primary contributors to goodwill resulting from the acquisition.

The following table summarizes the purchase price and estimated fair values of Vivendi’s acquired net assets. The goodwill is expected to be deductible for tax purposes.

(in thousands)	March 28, 2012
Accounts receivable	$24,126
Advances	5,903
Other current assets	32
Goodwill	6,731
Customer relationship intangibles	8,600
Total assets	45,392
Participations payable	(12,012)
Accrued liabilities	(2,264)
Net assets acquired	$31,116

At March 28, 2012, with regards to the acquired accounts receivable, the gross contractual amount receivable was $43.0 million, the estimated fair value was $24.1 million, and the best estimate of the contractual cash flows not expected to be collected was $18.9 million due to estimated sales returns. The acquired other intangibles are comprised entirely of customer relationships, the fair values of which were determined using traditional discounted future cash flow models. The useful lives assigned to these intangibles are 5 years, with each year’s amortization expense based on its estimated proportionate amount of the estimated total discounted future cash flows for these intangibles.

We included Vivendi’s results of operations in our carve-out financial statements from March 28, 2012. Consequentially, $19.9 million of net revenue and $3.6 million of net income attributable to Vivendi are included in our carve-out statement of operations for the year ended December 31, 2012.

4. Line of Credit

On July 31, 2012, for our use and benefit, certain subsidiaries of Gaiam, including the subsidiaries encompassing our division, (collectively the “Borrowers”) entered into a Revolving Credit and Security Agreement (the “PNC Credit Agreement”) with PNC Bank, N.A. (“PNC”), as agent and lender. Borrowings are secured by a pledge of the Borrowers’ assets. The PNC Credit Agreement provides for a revolving line of credit of up to $35 million, subject to borrowing base and related limitations. Also, subject to certain limitations, the principal amount of the revolving loan is due and payable on the earlier of July 30, 2015 or upon the termination of the PNC Credit Agreement.

As of December 31, 2012, the outstanding borrowings on the PNC Credit Agreement were approximately $16.2 million at an average annual interest rate of approximately 3.53% and the amount reserved for outstanding letters of credit and other reserves was $12.6 million. Net unamortized deferred fees and costs associated with this PNC Credit Agreement were $0.4 million at December 31, 2012.

In conjunction with the sale of GVE, on October 21, 2013, the Borrowers paid in full the outstanding balance owed to PNC, $19,621,941 (inclusive of principal and interest and other fees), and terminated the underlying PNC Credit Agreement. The Borrowers also paid an early termination fee in an amount equal to $350,000. Upon termination, PNC released all liens granted in its favor on the collateral pledged under the PNC Credit Agreement. See Footnote 8. Subsequent Events.

5. Commitments and Contingencies

We are subject to risks and uncertainties in the normal course of our business, including legal proceedings; governmental regulation, such as the interpretation of tax and labor laws; and consumer sensitivity to changes in general economic conditions. We have accrued for probable and estimatable costs that may be incurred with respect to identified risks and uncertainties based upon the facts and circumstances currently available to us. Due to uncertainties in the estimating process, actual costs could vary from those accruals.

Advances
We have media distribution agreements that require us to make future guaranteed advances as follows (in thousands):

2013	$6,876
2014	4,545
2015	2,550
$13,971

6. Equity

We are a division of Gaiam and, as such, we do not have separately reportable additional paid-in capital or retained earnings.  During 2012, we had net distributions to Gaiam of $1.7 million, which represent the net effect of our swept cash flows, allocated costs from Gaiam, share-based compensation, and income taxes.

7. Income Taxes

For financial reporting purposes, we calculated income tax provision and deferred income tax balances as if we were a separate entity and had prepared our own separate tax return.  Our income taxes were recorded as contribution from or distribution to our Parent, respectively.

Our provision for income tax expense (benefit) for the year ended December 31, 2012 is comprised of the following (in thousands):

Current:
Federal	$3,356
State	148
3,504
Deferred:
Federal	(1,058)
State	(47)
(1,105)
$2,399

Variations from the federal statutory rate are as follows (in thousands):

Expected federal income tax expense at statutory rate of 34%	$2,276
Effect of permanent other differences	23
State income tax expense, net of federal benefit	100
Income tax expense	$2,399

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax assets as of December 31, 2012 are as follows (in thousands):

Deferred tax assets:
Current:
Reserve for customer returns	$547
Inventory-related expense	35
Accrued liabilities	162
Total current deferred tax assets	$744
Non-current:
Intangible assets amortization	$1,548
Section 181 qualified production expense	(116)
Total non-current deferred tax assets	$1,432
Total net deferred tax assets	$2,176

We performed an assessment on the realization of our net deferred tax assets considering all available evidence, both positive and negative. As a result of this assessment, we expect our net deferred tax assets at December 31, 2012 to be fully recoverable through the reversal of taxable temporary differences and normal business activities in future years.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments which can materially affect amounts recognized in our balance sheet and statement of operations. The result of our assessment of our uncertain tax positions did not have a material impact on our carve-out financial statements. Our federal and state tax returns for all years after 2008 are subject to future examination by tax authorities for all our tax jurisdictions. We recognize interest and penalties related to income tax matters in interest and other income (expense) and corporate, general and administration expenses, respectively.

8. Subsequent Events

On October 21, 2013, Gaiam contributed our net assets and operations into a newly formed entity, GVE Newco, LLC, and then immediately sold 100% of the equity interest in GVE Newco, LLC to Cinedigm Corp. (“CIDM”).  The consideration received by Gaiam was $51.5 million, comprised of $47.5 million in cash, 666,978 shares of CIDM’s Class A common stock valued at approximately $1 million, $2 million of assigned accounts receivable, and a $1 million assumed payment obligation. The sale consideration also includes a post-closing adjustment payable in cash on April 15, 2014, which is based on the final closing net working capital of GVE Newco, LLC.  The Borrowers also repaid the outstanding borrowings on the PNC Credit Agreement and terminated that revolving line of credit.  See Footnote 4. Line of Credit.